UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2020

AVIDITY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39321	46-1336960
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10975 N. Torrey Pines Road, Suite 150

La Jolla, California 92037

(Address of principal executive offices) (Zip Code)

(858) 401-7900

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2020, Avidity Biosciences, Inc. (the Company) announced the appointment of Jae B. Kim, M.D. as Chief Medical Officer, effective immediately.

Dr. Kim, age 51, joined the Company as its Chief Medical Officer. Prior to the Company, Dr. Kim served as Clinical Research Head, Chair of the Clinical Trial Review Board and Vice President of Clinical Development at Alnylam Pharmaceuticals from February 2016 to July 2020. At Alnylam, he oversaw the development of multiple clinical assets across inborn errors of metabolism, cardiology, neurology and infectious disease, including the development and approval of Givlaari® (givosiran) for acute hepatic porphyria. Prior to that, he served in roles of increasing responsibility at MyoKardia from November 2014 to January 2016 and at Amgen from December 2008 to October 2014, where he contributed to all phases of drug development with multiple therapeutic modalities, including small molecules, monoclonal antibodies and oligonucleotides. Dr. Kim is a board certified cardiologist, was an NIH-funded Principal Investigator and served on the Faculty of Medicine at Harvard Medical School and the Brigham and Women’s Hospital before joining industry. Dr. Kim received his Bachelor of Arts in Neurobiology from Cornell University and his M.D. from Cornell University Medical College. He completed his post-doctoral fellowship in genetics at Harvard Medical School and his clinical training in cardiovascular disease at the Brigham and Women’s Hospital and Massachusetts General Hospital.

There are no family relationships between Dr. Kim and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment, the Company entered into an employment agreement with Dr. Kim (the Employment Agreement). Under the Employment Agreement, Dr. Kim will be entitled to receive an annual base salary of $440,000. Dr. Kim will also be eligible to receive an annual incentive bonus with a target amount equal to 40% of his then-current annual base salary (which bonus will be pro-rated for 2020 for partial year service), as determined by the Company’s Board of Directors (the Board) or an authorized committee thereof in its sole discretion.

In addition, pursuant to the Employment Agreement, Dr. Kim will be eligible to receive a one-time bonus of $50,000 (the Sign-On Bonus) and a one-time relocation assistance payment of $100,000 (the Relocation Bonus). The Sign-On Bonus and the Relocation Bonus are each subject to repayment of a pro-rated portion if Dr. Kim’s employment is terminated by the Company for “cause” or by him without “good reason” (each as defined in the Employment Agreement) prior to the first anniversary of his employment start date. If Dr. Kim is terminated without cause or resigns for good reason within 12 months of his relocation to California, Dr. Kim will be eligible to receive relocation assistance back to Massachusetts, provided such relocation occurs within 6 months following his termination date and provided the relocation payments shall not exceed the original Relocation Bonus.

Under the Kim Employment Agreement, if the Company terminates Dr. Kim’s employment without cause or if Dr. Kim resigns for good reason outside of a change of control period (as defined below), Dr. Kim is entitled to: (1) continuation of his base salary for 12 months; and (2) continuation of his health benefits for a period of up to 12 months following the termination date.

If Dr. Kim is terminated without cause or resigns for good reason within 59 days prior to or 12 months after a change of control (as defined in the Employment Agreement) (such period, the “change of control period), Dr. Kim is entitled to: (1) continuation of his base salary for 12 months, (2) an amount equal to his target annual bonus for the year in which termination occurs, paid in a lump sum, (3) continuation of his health benefits for a period of up to 12 months following the termination date, and (4) accelerated vesting of any unvested time-based vesting equity awards.

Under the Employment Agreement, Dr. Kim will be granted options to purchase 375,266 shares of common stock of the Company pursuant to the Company’s 2020 Incentive Award Plan (the 2020 Plan), which provides for the granting of equity awards to new employees of the Company. The options have a ten-year term and an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The options will vest over a four-year period, with 25% of the options vesting on the first anniversary of his employment start date and the remainder vesting in equal monthly installments over the three years thereafter, subject to continuous employment through the applicable vesting date.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which will be filed by the Company as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIDITY BIOSCIENCES, INC.

Date: July 27, 2020	By:	/s/ Michael F. MacLean
Michael F. MacLean
Chief Financial Officer